             Articles of Amendment of Principal Investors Fund, Inc.

         Principal Investors Fund, Inc., a Maryland Corporation having its principal office in this state in Baltimore, Maryland (hereinafter called the
Corporation), hereby certifies to the State Department of Assessments and
Taxation of Maryland, that:

         FIRST: On the 23rd day of May 2005, the Board of Directors, acting in accordance with Sections 2-309(e), 2-105(a)(12) and 2-605(a)(2) of Maryland
General Corporation Law, approved (i) a change in the name of the Capital
Preservation series of the Corporation to the Ultra Short Bond series, (ii) a reverse stock split which will result in a decrease of authorized shares of the
Corporation and an increase of the par value of the shares of the Capital
Preservation series and (iii) related amendments to the charter of the
Corporation (the "Charter Amendments"). To give effect to the reverse stock split, there will be a decrease of shares of the Capital Preservation series from five hundred forty-five million (545,000,000) to fifty-four million five hundred thousand (54,500,000) shares. Simultaneously, the par value of those shares will increase from $.01 to $.10. The decrease of shares and increase of par value of those shares will result in no change in the aggregate amount of stated capital of the Corporation. Therefore, the total number of authorized shares the Corporation will have authority to issue will be twenty-three billion six hundred thirteen million (23,613,000,000) shares of stock, not including shares allocated to the Capital Preservation series, of the par value of one cent ($.01) each, and fifty-four million five hundred thousand (54,500,000)
shares of the Capital Preservation series, of the par value of ten cents ($.10)
each, all shares having a combined aggregate par value of two hundred forty-one million five hundred eighty thousand dollars ($241,580,000).

         SECOND: The Charter Amendments are limited to changes expressly authorized by Section 2-105(a)(12) or by Section 2-605 of the Maryland General
Corporation Law.

         THIRD. The Charter Amendments shall be effective at 4:00 p.m. Eastern
Time on the 27th day of May, 2005.

         FOURTH. The Charter Amendments are as follows:

         (1) all references in the Charter to the Corporation's Capital
Preservation series are changed to Ultra Short Bond series.

         (2) the number of shares allocated to each class of the Ultra Short
Bond series is changed as follows:

                   Class                     From             To

                   Select                    5,000,000        500,000
                   Preferred                80,000,000      8,000,000
                   Advisors Select          80,000,000      8,000,000
                   Advisors Preferred      100,000,000     10,000,000
                   Advisors Signature      100,000,000     10,000,000
                   J                        80,000,000      8,000,000
                   Institutional           100,000,000     10,000,000

         (3) The first sentence of Article V is deleted and replaced by the following:

                  "The total number of shares of stock which the Corporation shall have authority to issue is twenty-three billion six
                  hundred sixty-seven million five hundred thousand
                  (23,667,500,000) shares, of which fifty-four million five
                  hundred thousand (54,500,000) shares shall be allocated to the
                  Ultra Short Bond series and shall have a par value of $.10 per share, and the remaining shares shall be allocated as
                  otherwise provided herein and shall have a par value of $.01 per share. The aggregate par value of the shares allocated to the Ultra Short Bond series is five million four hundred fifty thousand dollars ($5,450,000), of the remaining shares is two hundred thirty-six million one hundred thirty thousand dollars
                  ($236,130,000) and of all the authorized shares is two hundred forty-one million five hundred eighty thousand dollars
                  ($241,580,000)."

       IN WITNESS WHEREOF, Principal Investors Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and Chief
Executive Officer and attested by its Secretary on May 26, 2005.

                           Principal Investors Fund, Inc.

                           By  /s/Ralph C. Eucher
                               ------------------------------------------------
                               Ralph C. Eucher, President and Chief
                               Executive Officer

Attest

/s/A. S. Filean
_____________________________________________________
Arthur S. Filean, Senior Vice President and Secretary

The UNDERSIGNED, President and Chief Executive Officer of Principal Investors
Fund, Inc., who executed on behalf of said corporation the foregoing Articles of
Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

           /s/Ralph C. Eucher
           ____________________________________________________________________
           Ralph C. Eucher
           President and Chief Executive Officer, Principal Investors Fund, Inc.